Filed pursuant to Rule 424(b)(3)

Registration No. 333-183249

PROSPECTUS SUPPLEMENT NO. 1

(To Prospectus Dated February 13, 2013)

William Lyon Homes

Shares of Class A Common Stock

Shares of Class C Common Stock

Convertible Preferred Stock

This prospectus supplement no. 1 supplements the prospectus dated February 13, 2013, relating to the registration of Class A Common Stock, Class C Common Stock and Convertible Preferred Stock of William Lyon Homes, or the Company, to satisfy registration rights granted by the Company in connection with the Company’s Joint Plan of Reorganization on February 25, 2012 and certain recent corporate transactions, as more fully described elsewhere in the prospectus.

This prospectus supplement incorporates into our prospectus the information contained in our attached current report on Form 8-K, which was filed with the Securities and Exchange Commission on March 5, 2013.

You should read this prospectus supplement in conjunction with the prospectus, including any supplements and amendments thereto. This prospectus supplement is qualified by reference to the prospectus except to the extent that the information in the prospectus supplement supersedes the information contained in the prospectus.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any supplements and amendments thereto.

You should carefully consider matters discussed under the caption “Risk Factors” beginning on page 12 of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is March 5, 2013.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 27, 2013

WILLIAM LYON HOMES

(Exact name of registrant as specified in its charter)

Delaware	001-31625	33-0864902
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification No.)

4490 Von Karman Avenue Newport Beach, California 92660
(Address of principal executive offices) (Zip Code)

(949) 833-3600

(Registrant’s telephone number, including area code)

Not Applicable

(Former name and former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02	Unregistered Sales of Equity Securities.

On February 27, 2013, the Board of Directors (the “Board”) of William Lyon Homes, a Delaware corporation (the “Company”), approved the grant of an aggregate of 1,345,586 restricted shares of Class D common stock of the Company (the “Performance-Based Restricted Stock”) to certain officers of the Company. The vesting terms of the equity awards to named executive officers are described in Item 5.02(e) below. Also, on February 27, 2013, the Board approved the grant of 338,234 restricted shares of Class D common stock (the “Restricted Stock”) to its non-employee directors, which will be earned on a quarterly basis and vest in full on March 1, 2014. The Performance-Based Restricted Stock and Restricted Stock have a grant date of March 1, 2013.

The Company made the grants of Performance-Based Restricted Stock and Restricted Stock in reliance upon the exemption from securities registration afforded by the provisions of Section 4(2) of the Securities Act based upon the offer and sale of the securities being part of a non-public offering only with certain officers and directors of the Company that did not involve a general solicitation.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On February 27, 2013, the Board approved increases to the base salaries of certain of its named executive officers. The base salary increases are effective as of March 11, 2013. In addition, the Board adopted a cash bonus and long-term incentive program for 2013 (the “2013 Incentive Program”) pursuant to the Company’s 2012 Equity Incentive Plan, which will consist of cash bonuses and long-term incentive equity awards, subject to various targets (as further described below).

Base Salary. Set forth below is a table showing the base salaries approved by the Board.

Name	FY 2012 Base Salary	FY 2013 Base Salary
General William Lyon	$1,000,000	$1,000,000
William H. Lyon	$500,000	$600,000
Matthew R. Zaist	$350,000	$500,000
Colin T. Severn	$200,000	$250,000
Brian W. Doyle	$275,000	$300,000

Cash Bonus. For fiscal year 2013, General William Lyon will be eligible to earn a cash bonus of up to 100% of his base salary, with a target cash bonus of not less than 50% of his base salary to be determined based upon the recommendation of the Compensation Committee of the Board (the “Compensation Committee”) to the Board, in its discretion.

Pursuant to the 2013 Incentive Program, certain of the named executive officers will be eligible to earn a cash bonus up to 150% of his target bonus opportunity based on the Company’s achievement of a pre-established consolidated corporate EBITDA target (in the case of Messrs. William H. Lyon, Zaist and Severn) and a blend of consolidated corporate EBITDA and regional EBIDTA (in the case of Mr. Doyle), with such adjustments as may be approved by the Compensation Committee, including positive and negative discretion, as applicable. The cash bonus opportunities for our named executive officers are set forth below:

	Threshold	Target	Maximum
Percent of EBIDTA Target Achieved	75%	100%	125%
Bonus Payout (as a % of Target Bonus Opportunity)	50%	100%	150%

Achievement of performance criteria in between the threshold, target and maximum levels above will result in payouts calculated on a linear, 2:1 increase or decrease (e.g., if 87.5% of the target is achieved, a named executive officer’s payout will be 75% of his target bonus opportunity, or if 110% of the target is achieved, a named executive officer’s payout will be 120% of his target bonus opportunity). Target bonus opportunities are 100% of base salary for each of Messrs. William H. Lyon, Zaist and Doyle, and 70% of base salary for Mr. Severn.

Performance-Based Restricted Stock Awards. Under the 2013 Incentive Program, the Board also granted an aggregate of 1,345,586 shares of Performance-Based Restricted Stock to Messrs. William H. Lyon, Zaist, Severn and Doyle, which is the maximum number of shares of Performance-Based Restricted Stock that may be earned under the 2013 Incentive Program, subject to forfeiture based on service and performance conditions. The number of shares reflected below represents the target number of shares that may be earned (“Target Shares”). One-third of the shares of Performance-Based Restricted Stock will vest on each of the first, second and third anniversaries of the grant date, subject to the Company’s achievement of a pre-established return on equity (“ROE”) target as of the end of the 2013 fiscal year and each officer’s continued service through each vesting date, with such adjustments as may be approved by the Compensation Committee. The Performance-Based Restricted Stock opportunities for certain of our named executive officers are set forth below:

	Threshold	Target	Maximum
Percent of ROE Target Achieved for 2013 Fiscal Year	75%	100%	125%
Target Shares Earned	50%	100%	150%

Achievement of the ROE target in between the threshold, target and maximum levels above will result in Target Shares earned calculated on a linear, 2:1 increase or decrease (e.g., if 87.5% of the target is achieved, a named executive officer’s payout will be 75% of his Target Shares, or if 110% of the target is achieved, the named executive officer’s payout will be 120% of his Target Shares).

Name	Target Shares of Performance-Based Restricted Stock
William H. Lyon	352,941
Matthew R. Zaist	294,117
Colin T. Severn	73,529
Brian W. Doyle	176,470

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 5, 2013

WILLIAM LYON HOMES

By:	/s/ Colin T. Severn
Name:	Colin T. Severn

Its:	Vice President, Chief Financial Officer and Corporate Secretary